UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 3, 2025

CALUMET, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-42172	36-5098520
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1060 N. Capitol Avenue

Suite 6-401

Indianapolis, Indiana 46204

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (317) 328-5660

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities Registered Pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	CLMT	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.02 Results of Operations and Financial Condition.

The information set forth under Item 4.02 is incorporated into this Item 2.02 by reference.

Item 4.02 Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

On November 3, 2025, the Audit Committee (the “Audit Committee”) of the Board of Directors of Calumet, Inc. (the “Company”) concluded, after consultation with the Company’s management, that the Company’s unaudited interim consolidated financial statements for the periods ended March 31, 2025 and June 30, 2025 (collectively, the “Non-Reliance Periods”) included in the Company’s Quarterly Reports on Form 10-Q for each of the Non-Reliance Periods require restatements due to an error in the unaudited condensed consolidated statements of cash flows and should no longer be relied upon.

During the preparation of the Company’s unaudited condensed consolidated financial statements as of and for the three and nine months ended September 30, 2025, the Company identified an error in the Company’s historical unaudited condensed consolidated statements of cash flows for the Non-Reliance Periods that caused the misclassification of certain amounts between cash flows from operating activities and cash flows from financing activities. This error had no impact on revenue, net income (loss) or cash and cash equivalents. The misclassifications related to the Company’s debt extinguishment costs from its refinancing activities for its outstanding indebtedness and one of its inventory financing arrangements. The Company determined that this error originated from a newly identified material weakness related to the preparation and review of the unaudited condensed consolidated statements of cash flows.

The Company previously reported $110.6 million and $108.0 million of net cash used in operating activities and $190.3 million and $188.5 million of net cash provided by financing activities for the three months ended March 31, 2025 and the six months ended June 30, 2025, respectively. The correction of the misclassification error discussed above is expected to result in upward adjustments of approximately $81.3 million and $76.9 million to operating cash flows and corresponding reductions by the same amounts to financing cash flows for the three months ended March 31, 2025 and the six months ended June 30, 2025, respectively. Accordingly, the Company expects to report $29.3 million and $31.1 million of net cash used in operating activities and $109.0 million and $111.6 million of net cash provided by financing activities for the three months ended March 31, 2025 and the six months ended June 30, 2025, respectively. The estimated impact on the financial statements of this error could change based on further review and analysis of the Non-Reliance Periods, including the identification of additional errors.

As a result of the misclassification of cash flows discussed above, the Company’s management has re-evaluated the effectiveness of the Company’s disclosure controls and procedures as of March 31, 2025 and June 30, 2025. The Company’s management determined that the misclassification error and the related restatements were the result of a material weakness in the Company’s internal control over financial reporting, and concluded that disclosure controls and procedures as of March 31, 2025 and June 30, 2025 were ineffective and should no longer be relied upon.

Any previously issued or filed reports, press releases, earnings releases, and investor presentations or other communications describing the Company’s consolidated financial statements for any of the Non-Reliance Periods that report cash flows from operating activities or cash flows from financing activities should no longer be relied upon.

The Company intends to restate its financial statements for the Non-Reliance Periods to correct the misclassification error discussed above and file amended Quarterly Reports on Form 10-Q as soon as practicable. Investors and others should rely on financial information and other disclosures regarding the Non-Reliance Periods only once the Company restates its condensed consolidated unaudited financial statements for the Non-Reliance Periods.

The Company’s management and the Audit Committee have discussed the matters described in this Form 8-K with the Company’s independent registered public accounting firm, Grant Thornton LLP.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CALUMET, INC.

Date: November 7, 2025	By:	/s/ David Lunin
Name: David Lunin
Title: Executive Vice President and Chief Financial Officer